AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DIAMOND HILL INVESTMENT GROUP, INC.
(reflects all amendments through April 28, 2017)

    The undersigned, desiring to form a corporation for profit under Chapter 1701 of the Ohio Revised Code, does hereby certify:
    FIRST:    The name of the corporation shall be Diamond Hill Investment Group, Inc.
    SECOND:    The place in Ohio where the principal office of the corporation is to be located is in the City of Columbus, County of Franklin.
    THIRD:    The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.
    FOURTH:    The authorized number of shares of the corporation shall be Eight Million (8,000,000), consisting of Seven Million (7,000,000) common shares, each without par value, and One Million (1,000,000) preferred shares, each without par value.
    The directors of the corporation are authorized to adopt amendments to the Articles in respect to any unissued preferred shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights, which may be cumulative or noncumulative; the dividend rate, amount or proportion; the dividend participation rights and preferences; the liquidation rights, preferences and price; the redemption rights and price; the sinking fund requirements; the voting rights; the pre-emptive rights; the conversion rights; the restrictions on issuance of shares; the rights of alteration of express terms; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH or Ohio law.
    FIFTH:    The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article Fifth of these articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.
    SIXTH:    No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.
    SEVENTH:    Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless expressly provided otherwise by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes.
    EIGHTH: In each election of directors, each nominee who receives a majority of the votes cast with respect to such nominee’s election shall be elected as a director; provided, however, that if the election is contested or cumulative voting is in effect pursuant to the Articles and Section 1701.55 of the Ohio Revised Code, then the nominees receiving the greatest number of votes “for” the nominee’s election (up to the number of directors to be elected) shall be elected. For purposes of this Article EIGHTH, “a majority of the votes cast” means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” the nominee’s election, with abstentions and broker non-votes being disregarded. An election shall be considered “contested” if the number of nominees exceeds the number of directors to be elected in such election.
    NINTH: No holder of shares of any class of the corporation shall have the right to vote cumulatively in the election of directors of the corporation.
    TENTH: These amended and restated articles of incorporation supersede the articles of the corporation existing at the effective date of these amended and restated articles.